EXHIBIT 99.1

Cell Therapeutics, Inc. Announces Proposed Convertible Senior Subordinated Notes Offering

SEATTLE, WA, June 17, 2003 — Cell Therapeutics, Inc. (“CTI”) (Nasdaq: CTIC) announced today that it intends to offer, subject to market and other conditions, approximately $100 million of convertible senior subordinated notes due 2010 (the “Notes”) through an offering to qualified institutional buyers.

The Notes will be convertible into CTI common stock, at the option of the holder, at a price to be determined by negotiations between CTI and the initial purchasers of the notes. CTI stated that it expects to grant the initial purchasers an option to purchase up to an additional $20 million of Notes to cover over-allotments in connection with the offering.

CTI intends to use the proceeds of the offering for clinical trials, expansion of sales and marketing capabilities, potential acquisitions of complementary companies or products, and general corporate purposes, including working capital.

The securities will not be registered under the Securities Act of 1933, as amended, or any state securities laws. Unless so registered, the Notes and the common stock issuable upon conversion of the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state laws.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.